Exhibit 23

Consent of Independent Auditors

Board of Directors

Cardinal Financial Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-10694 on Form S-8 dated July 1, 2003, Registration Statement No. 333-111672 on Form S-8 dated December 31, 2003, and Registration Statement No. 333-111673 on Form S-8 dated December 31, 2003 of Cardinal Financial Corporation of our report dated January 14, 2004, relating to the consolidated statements of condition of Cardinal Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-KSB of Cardinal Financial Corporation.

/s/ KPMG LLP
McLean, Virginia
March 30, 2004